EXHIBIT 23

Consent of Beard Miller Company LLP, Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-59072 and 33-81246) and Form S-8 (No. 333-29021) of The York Water Company of our reports dated March 13, 2006, relating to the consolidated financial statements, and the effectiveness of The York Water Company’s internal control over financial reporting, which appear in the Annual Report to Stockholders, which is incorporated by reference in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated March 13, 2006 relating to the financial statement schedule, which appears in this Form 10-K.

/s/ Beard Miller Company LLP
Beard Miller Company LLP
York, Pennsylvania
March 13, 2006